Exhibit 8.2
[O’MELVENY & MYERS LLP LETTERHEAD]
OUR FILE NUMBER
911,997-999
[DATE, 2008]
HLTH Corporation
River Drive Center Two
699 River Drive
Elmwood Park, New Jersey 07407-1371
Re: Merger of HLTH Corporation with and into WebMD Health Corp.
Ladies and Gentlemen:
     We have acted as your counsel in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of February 20, 2008, between HLTH and WebMD, as amended pursuant to Amendment No. 1 to Agreement and Plan of Merger, dated as of May 6, 2008, between WebMD and HLTH and Amendment No. 2 to Agreement and Plan of Merger, dated as of September 12, 2008, between WebMD and HLTH (the “Merger Agreement”), between WebMD Health Corp, a Delaware corporation (“WebMD”) and HLTH Corporation, a Delaware corporation (“HLTH”), relating to the merger of HLTH with and into WebMD, with HLTH as the surviving corporation (the “Merger”). Unless otherwise indicated, any capitalized term used herein and not otherwise defined has the meaning ascribed to it in the Merger Agreement.
     In connection with this opinion, we have examined such documents and matters of law and fact as we have considered appropriate, including (i) the Merger Agreement; (ii) the Officers’ Certificates to be provided by the Company and Acquirer to the undersigned (the “Certificates”), and (iii) the Registration Statement. In rendering this opinion, we are assuming that the representations and statements made by the Company and Acquirer in the Merger Agreement and in the Certificates are true, correct and complete as of the Effective Time of the Merger, and that any representations made in such Certificates which are qualified by knowledge or qualifications of like import are true, correct and complete without such qualifications, and we are relying on each of such representations and the Acquirer Opinion. In addition, with your consent, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that (a) original documents (including signatures)

are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof, and (b) the Merger will be effected pursuant to the DGCL.
     In rendering our opinion, we have relied on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, judicial authorities, published positions of the Internal Revenue Service and such other authorities as we have considered relevant, all as in effect as of the date of this opinion and all of which are subject to different interpretations or change at any time. There is no assurance that legislative or administrative changes or court decisions may not be forthcoming that would significantly modify the statements and opinions expressed herein. Any such changes may or may not be retroactive with respect to transactions prior to the date of such changes.
Opinion
     Based on the foregoing, and our review and analysis of the current state of the law, it is our opinion that, for U.S. federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and each of WebMD and HLTH will be a party to the reorganization within the meaning of Section 368(b) of the Code.
     This opinion is limited to the tax matters specifically covered herein, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger. This opinion represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, so that no assurance can be given that the positions set forth above will be sustained by a court, if contested. Furthermore, this opinion is expressed as of the date hereof and we assume no obligation to advise you of any changes in the foregoing subsequent to the date of this letter, and we are not undertaking to update this letter after the date hereof.
     We are furnishing this opinion to you solely in connection with the Merger. No other person or entity may rely on this opinion without our prior written consent. We hereby consent to the filing of a form of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the filing of this opinion with the Securities and Exchange Commission as [Post-Effective Amendment No. 1] filed on Form S-8 to the Registration Statement.
Respectfully yours,
O’MELVENY & MYERS LLP